Exhibit 10.15

30 December 2014

John Ruelle
[Address omitted]

Dear John,

The following outlines the change in your role and conditions of employment per discussions with Steve Bromley.

1. Effective January 5, 2015 you will lead the RMSS Segment as acting Sr. Vice President reporting to Rik Jacobs. Your responsibilities will include making changes necessary to prepare the organization for integration into a Global Sourcing and Supply (GSS) organizational structure, manage any merger, acquisition or divestiture opportunities associated with the RMSS Segment and lead back office integration efforts for the GSS business.

2. You will maintain responsibility for and developing a future global platform Risk Management and office expansion management in Edina.

3. Your base salary, STI and LTI targets will remain unchanged and future adjustments will be commensurate with the Named Executive Officers of the company. You will also remain a member of the Executive Leadership Team.

The assignment is expected to be complete in Q2 2016. Upon the assignment completion, SunOpta will make every effort to reassign you to a commensurate role on the Executive Leadership Team. If you and SunOpta are unable to agree on a commensurate role you may terminate without cause per the employment agreement dated October 10, 2011 and amendment dated April 5, 2013 with the following additional terms.

a.	Receive six months working notice
b.	Extend severance to a total of 18 months in addition to the working notice
c.	Extend continuation of auto allowance, medical, dental and insurance benefits to 18 months
d.	SunOpta will pay for outplacement services for a maximum of twelve months
e.	All stock options and PSU’s will continue to vest and be exercisable during the severance period
f.	Move to the Insider “B” list during the severance period

Sincerely,

/s/ Michelle Coleman

Michelle Coleman
Chief Human Resources Officer

I have read, understand and accept the terms and conditions set out in this letter.

/s/ John Ruelle	December 30, 2014
Signature	Date